Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into on September 15, 2025 (the “Effective Date”) between BARFRESH FOOD GROUP INC., a Delaware corporation (“Buyer”), ARPS DAIRY, INC., an Ohio corporation (the “Company”), the Persons listed on Schedule 1.1 (the “Shareholders”), and David Reiser, as the Shareholder representative (the “Representative”). Capitalized terms used herein have the definitions set forth in Article 11 of this Agreement.

RECITALS

The Company currently operates a 15,000 square-foot (more or less) dairy processing facility located at 220 N. Clinton Street, Defiance, Ohio (the “Existing Facility”) and is in the process of completing a new 44,000 square-foot (more or less) facility containing approximately 26,000 square feet of manufacturing space located at 136 Fox Run Drive, Defiance, Ohio (the “New Facility”).

The Shareholders collectively own all of the outstanding common stock of the Company, and the Shareholders desire to sell to Buyer all of the Company Shares, and Buyer desires to purchase from the Shareholders all of the Company Shares, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants, and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1

PURCHASE AND SALE OF COMPANY SHARES

1.1 Purchase of Company Shares. In accordance with the terms and upon the conditions of this Agreement, at the Closing the Shareholders shall sell, transfer, assign, convey, and deliver to Buyer all right, title, and interest in and to all of the Company Shares, free and clear of all Liens.

1.2 Purchase Price. The aggregate amount of the purchase price for the Company Shares (collectively, the “Purchase Price”) shall consist of One dollar ($1.00) and the satisfaction, assumption, and/or other relief from the Line of Credit loan and Equipment Loan listed in Exhibit 1.2 (the “Existing Debt”), in a manner which will include a complete release of any and all personal liability of the Shareholders under their respective guarantees of Line of Credit Loan and the Equipment Loan..

1.3 Company Liabilities. Buyer acknowledges that purchase of all the Company Shares, and therefore its ownership of the Company, means that it assumes responsibility of various Company liabilities as reflected on the Financial Statements and those liabilities incurred in the Ordinary Course of Business after the Most Recent Fiscal Month End.

(a) Shareholder Loans. Buyer shall pay the loans owed to certain Shareholders as listed on Exhibit 1.3(a) (the “Shareholder Loans”) within six (6) months of the Closing Date, either in cash or through the issuance of Buyer’s shares of common stock (the “Conversion Shares”). The form of repayment shall be at the election of the Buyer. If Buyer’s shares are issued for the loan repayment, the shares shall be valued using the trailing 15-day volume-weighted average trading price. Holders of the Conversion Shares would agree not to sell the shares until the three (3)-year anniversary of the Closing Date, and Conversion Shares issued will bear a legend as to the restriction.

(b) Construction Loan. The Construction Loan set forth on Exhibit 1.2 shall remain in place for a period not to exceed ninety (90) days from the Closing Date. At the end of such period, Buyer shall provide evidence of the satisfaction, assumption, and/or other relief of this debt in a manner which will include a complete release of any and all personal liability of the Shareholders under their respective guarantees of the Construction Loan. In consideration for the Shareholders remaining as personal guarantors on this debt during this period, Buyer shall issue to the Shareholders (in the proportions set forth in Exhibit 1.1) within ten (10) days after the Closing Date shares of Buyer’s common stock having an aggregate value of one hundred thousand dollars ($100,000). The shares shall not be registered under the Securities Act of 1933, and therefore subject to the resale provisions of Rule 144 under that Act, and shall be valued using the trailing 3-day volume-weighted average trading price. Should the personal guarantees be called, Buyer agrees to indemnify the Shareholder guarantors for any loss. This indemnification commitment shall be secured by a second mortgage on the New Facility (that will be recorded on the Closing Date. Such Mortgage shall be subject only to the statutory lien of the Defiance County Treasurer for real estate taxes and assessments not yet due and payable, and the existing Mortgage and Assignment of Rents granted in favor of Wesbanco Bank, Inc. (successor in interest to Premier Bank), which are filed at Volume 455, page 2102, and Volume 455, Page 2116, respectively, on the Official Records of the Recorder of Defiance County, Ohio.

1.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of electronic or portable document format (.PDF) signatures on: (a) a date to be agreed by Buyer and the Representative, which date shall be no later than the third Business Day following the date on which all of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); or (b) such other time as Buyer and the Representative agree. The date on which the Closing occurs is the “Closing Date.” All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on such date. As soon as the Closing Date is known, the Seller Parties shall update the Existing Debt amounts and also update the Disclosure Schedule with unaudited interim financial statements through the most recently completed month and any other information necessary to make the representations and warranties accurate as of the Closing Date.

Article 2

REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

2.1 Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, represents and warrants to Buyer that the statements contained in this Section 2.1 are correct as of the Effective Date and as of the Closing Date, except as set forth in the Disclosure Schedule.

(a) Authorization of Transaction. Such Shareholder has full power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which the Shareholder is a party and to perform such Shareholder’s obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which such Shareholder is a party constitute the valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Section 2.1(a) of the Disclosure Schedule, such Shareholder is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which such Shareholder is a party.

Stock Purchase Agreement – page 2

(b) Non-Contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which such Shareholder is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which such Shareholder is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which such Shareholder is a party or by which such Shareholder is bound or to which any of such Shareholder’s assets is subject, or (iii) result in the imposition or creation of a Lien upon or with respect to the Company Shares owned by such Shareholder.

Notwithstanding the foregoing, the Shareholders acknowledge that they are all parties to a certain Buy-Sell Agreement dated March 17, 2015 (the “Buy-Sell Agreement”), which imposes certain limitations upon the transferability of the Shareholders’ shares in the Company. Contingent upon the closing of the transaction which is the subject of this Agreement, the Shareholders agree that execution of this Agreement constitutes the requisite consent required under the Buy-Sell Agreement.

The transfer of shares in the Company by Shareholders may affect the grants and incentives listed in Section 2.1(b) of the Disclosure Schedule.

(c) Brokers’ Fees. Such Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

(d) Company Shares. The Shareholder holds of record and owns beneficially the number of Company Shares set forth next to such Shareholder’s name in Exhibit 1.1, free and clear of any Liens. Except for the Buy-Sell Agreement, no Shareholder is a party to, and the Shareholder’s Company Shares are not subject to, any option, warrant, purchase right or other Contract that could require such Shareholder to sell, transfer, or otherwise dispose of any Company Shares (other than this Agreement). Except as set forth in Section 2.1(d) of the Disclosure Schedule, the Shareholder is not a party to any voting trust, proxy, or other Contract with respect to the voting of any Company Shares. Upon the Closing, such Shareholder will deliver the Company Shares to Buyer free and clear of all Liens, and Buyer will have good title to the Company Shares.

(e) Litigation. Such Shareholder is not engaged in or a party to or, to the Knowledge of such Shareholder, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement, and such Shareholder has not received written or, to the Knowledge of such Shareholder, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or the transactions contemplated by this Agreement, except as set forth in Section 2.1(e) of the Disclosure Schedule.

2.2 Representations and Warranties of Buyer. Buyer represents and warrants to the Shareholders that the statements contained in this Section 2.2 are correct as of the Effective Date and as of the Closing Date.

(a) Organization of Buyer. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Stock Purchase Agreement – page 3

(b) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party and to perform Buyer’s obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance by Buyer of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of Buyer. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Buyer is a party constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as required to comply with applicable federal and state securities Laws, Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party.

(c) Non-Contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which Buyer is subject, (ii) violate any provision of the Organizational Documents of Buyer or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d) Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Shareholder or the Company could become liable or obligated.

Article 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Shareholders, jointly and severally, represent and warrant to Buyer that the statements contained in this Article 3 are correct as of the Effective Date and as of the Closing Date, except as set forth in the Disclosure Schedule.

3.1 Organization, Qualification, and Power. Section 3.1(a) of the Disclosure Schedule sets forth the jurisdiction of incorporation or formation of the Company and each state or other jurisdiction in which the Company is licensed or qualified to do business. The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. The Company is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all Permits necessary to carry on the businesses in which it is engaged and to own, lease, and use the properties owned, leased, and used by it. Section 3.1(b) of the Disclosure Schedule lists the board of directors and officers of the Company. The Company has delivered to Buyer correct and complete copies of the Organizational Documents, the minute book and stock record books for the Company, each of which is correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Organizational Documents.

Stock Purchase Agreement – page 4

3.2 Authorization. The Company has full corporate power, authority, and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the performance by the Company of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of the Company. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which the Company is a party constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Section 3.2 of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is a party. Since the formation of the Company, there has been no action taken by the Company that required the approval of the board of directors and/or shareholders of the Company (either pursuant to applicable Law, the Organizational Documents of the Company, or by agreement between the shareholders of the Company) where such approval was not obtained.

3.3 Capitalization and Subsidiaries.

(a) Immediately prior to the Closing, all of the Company Shares are owned beneficially and of record by the Shareholders. The Company Shares represent 100% of the outstanding stock or other ownership interests in the Company. All of the Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Section 3.3(a) of the Disclosure Schedule lists the Company’s authorized and outstanding stock and the record and beneficial owner of such stock, and each such owner has good and indefeasible title to all of the stock listed next to such holder’s name on Exhibit 1.1 free and clear of all Liens. Except for the Buy-Sell Agreement and as otherwise set forth on Section 3.3(a) of the Disclosure Schedule, there are no other stock or other ownership interests in the Company or outstanding securities convertible or exchangeable into stock or other ownership interests of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem stock or other ownership interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies, or other Contracts with respect to the voting of the stock or other ownership interests of the Company.

(b) Subsidiaries. The Company does not have, and has never had, any Subsidiaries.

3.4 Non-Contravention. Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with any Law or Order to which the Company is subject, (b) violate or conflict with any provision of the Organizational Documents of the Company, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any Contract or Permit to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

3.5 Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6 Assets.

(a) Except as set forth in Section 3.6(a) of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof (other than inventory sold in the Ordinary Course of Business), free and clear of all Liens, except for the lien of WesBanco Bank and Permitted Liens. The assets, properties and rights owned by the Company are all the assets, properties and rights used by the Company in the operation of the Business or necessary to operate the businesses of the Company...

Stock Purchase Agreement – page 5

(b) Except for the New Facility, the buildings, machinery, equipment, and other tangible assets that the Company owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

3.7 Financial Statements; Interim Conduct.

(a) Attached to Section 3.7(a) of the Disclosure Schedule are correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): (i) unaudited balance sheets, statements of income, stockholders’ equity, and cash flows as of and for the fiscal years ended December 31, 2022, December 31, 2023, and December 31, 2024 (the “Most Recent Fiscal Year End”); and (ii) unaudited balance sheets, statements of income, stockholders’ equity and cash flows (the “Most Recent Financial Statements”) as of and for the four-month period ended April 30, 2025 (the “Most Recent Fiscal Month End”). The Financial Statements have been prepared in accordance with the AICPA Financial Reporting Framework for Small and Medium-Sized Entities (“FRF”), subject, in the case of the Most Recent Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements). Subject to any revision incident to a conversion from FRF to GAAP reporting, the Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company, as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

(b) During 2025, the Company discontinued the manufacture and sale of fluid milk and retail products and related delivery routes, including the sale of various delivery trucks and trailers (“Discontinued Operations”), which will result in a material change to revenues and expenses, and past results may not be indicative of future performance.. Section 3.7(b) of the Disclosure Schedule sets forth all instances in which the business of the Company has not been conducted in the Ordinary Course of Business, as well as any Material Adverse Change and any occurrences of events which would reasonably be expected to result in a Material Adverse Change since the Most Recent Fiscal Year End. Without limiting the generality of the foregoing, except as set forth on Section 3.7(b) of the Disclosure Schedule, since the Most Recent Fiscal Year End the Company has not:

(i) sold, leased, transferred, or assigned any assets or property (tangible or intangible) with a value in excess of $25,000 in the aggregate, other than in the Ordinary Course of Business;

(ii) experienced any damage, destruction, or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of $50,000 in the aggregate;

(iii) received notice from any Person regarding the acceleration, termination, modification, or cancelation of a Contract, which, if in existence on the date hereof, would be required to be listed on Section 3.13 of the Disclosure Schedule;

(iv) issued, created, incurred, or assumed any Debt involving more than $25,000;

Stock Purchase Agreement – page 6

(v) forgiven, canceled, compromised, waived, or released any Debt owed to it or any right or claim;

(vi) issued, sold or otherwise disposed of any of its stock or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its stock or other ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its stock or other ownership interests or redeemed, purchased or otherwise acquired any stock or other ownership interest or amended or made any change to any of its Organizational Documents or made any other payment to its members or stockholders (or any Affiliates of such members or stockholders);

(vii) granted any increase in salary or bonus or otherwise increased the compensation or benefits payable or provided to any director, officer, employee, consultant, advisor or agent;

(viii) engaged in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(ix) except for expenditures related to the construction and equipping of the New Facility, made any commitment outside of the Ordinary Course of Business or in excess of $20,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;

(x) instituted any material change in the conduct of its business or any material change in its accounting practices or methods (except for the conversion from FRF to GAAP, which is being instituted by Buyer): ;

(xi) taken or omitted to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(xii) made, changed, or rescinded any Tax election, settled or compromised any Tax liability, amended any Tax Return or took any position on any Tax Return, took any action, omitted to take any action or entered into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax assets of Buyer in respect of any taxable period ending after the Closing Date;

(xiii) collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course of Business;

(xiv) entered into any transaction with any Affiliate; and

(xv) agreed or committed to any of the foregoing.

(c) All notes and accounts receivable reflected on the Most Recent Financial Statements, and all accounts receivable of the Company generated since the Most Recent Fiscal Month End (the “Receivables”), constitute bona fide receivables resulting from the sale of inventory, services, or other obligations in favor of the Company as to which full performance has been fully rendered, and to the Company’s Knowledge, are valid and enforceable claims. All of the accounts receivable of the Company as of the Closing Date will be current and collectible, except to the extent noted in Section 3.7(c) of the Disclosure Schedule. The Receivables are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable.

Stock Purchase Agreement – page 7

(d) The accounts payable of the Company reflected on the Most Recent Financial Statements arose from bona fide transactions in the Ordinary Course of Business., and except as set forth on Section 3.7 (d) of the Disclosure Schedules, all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, or are being contested by the Company in good faith.

3.8 Undisclosed Liabilities. Except as set forth on Section 3.8 of the Disclosure Schedule, the Company does not have Knowledge of any liability (, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) are accrued or reserved against in the Most Recent Financial Statements, (b) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business, (c) result from the obligations of the Company under this Agreement or the Ancillary Agreements, or (d) liabilities and obligations pursuant to any Contract listed on Section 3.13 of the Disclosure Schedule or not required by the terms of Section 3.13 to be listed on Section 3.13 of the Disclosure Schedule, in either case which arose in the Ordinary Course of Business and did not result from any default, tort, breach of contract, or breach of warranty.

3.9 Legal Compliance.

(a) Except as set forth in Section 3.9(a) of the Disclosure Schedule, the Company and its predecessors and Affiliates have complied, and are in compliance, in all material respects with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened alleging any failure so to comply. The Company has not received any notice or communication alleging any non-compliance of the foregoing.

(b) Section 3.9(b) of the Disclosure Schedule sets forth a correct and complete list all Permits held by the Company. Such Permits (i) constitute all Permits necessary for the operation of the business of the Company at the Existing Facility (but not the New Facility) and (ii) are in full force and effect. No Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any Permit.

(c) Neither the Company nor any of its officers, directors, agents, employees, or any other Persons acting on its behalf has (i) made any illegal payment or provided any unlawful compensation or gifts to any officer or employee of any Governmental Authority, or any employee, customer, or supplier of the Company, or (ii) accepted or received any unlawful contributions, payments, expenditures, or gifts; and no Proceeding has been filed or commenced alleging any such payments, contributions, or gifts.

3.10 Tax Matters.

(a) Except as set forth on Section 3.10 of the Disclosure Schedules, there is no Proceeding or audit now pending, proposed or, to the Knowledge of the Company, threatened against the Company or concerning the Company with respect to any Taxes. The Company has not been notified by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Company by any taxing authority.

(b) All Taxes that are required to be withheld or collected by the Company, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors, or stockholders of the Company have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws. As of the Closing, the Company has paid all outstanding payroll tax liabilities associated with the employees of the Company for periods prior to the Closing.

Stock Purchase Agreement – page 8

(c) No claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) The Company is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and are not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.

(e) The Company will not be required as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), (iii) any installment sale or open transaction disposition, or (iv) the receipt of any prepaid revenue, to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be.

(f) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(g) Section 3.10(g) of the Disclosure Schedule lists all Tax Returns filed by the Company for Tax periods ended on or after January 1, 2017, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.

(h) There is no Contract to which the Company is a party that will, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G (as determined without regard to Section 280G(b)(4)), 162 or 404 of the Code.

(i) During the last three (3) years, the Company has not been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(j) The Company has not participated in (i) any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1); (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(k) CARES Act.

(i) Except as set forth on Section 3.10(k) of the Disclosure Schedule, the Company has not and does not expect to avail itself of relief pursuant to the CARES Act (including, without limitation, pursuant to Sections 1102 and 1106 of, or other similar programs under, the CARES Act) or any similar applicable federal, state or local Law (excluding, for the avoidance of doubt, any tax provisions of general applicability such as Sections 2301 through 2308 of the CARES Act).

Stock Purchase Agreement – page 9

(ii) The Company has (A) materially complied with all legal requirements to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) to the extent applicable, materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Act and (C) not received or claimed any tax credits under Section 2301 of the CARES Act.

(iii) The charges, accruals and reserves for Taxes with respect to the Company reflected on the books of the Company (excluding any provision for deferred income taxes) (A) are adequate to cover tax liabilities accruing through the end of the last period for which the Company has recorded items on its respective books and (B) have been established and maintained in accordance with IRS Notice 2020-32.

(l) S Corporation.

(i) The Company has made a valid election under Section 1362 of the Code to be treated as an “S corporation” for purposes of Subchapter S of the Code.

(ii) With respect to all states which for state Tax purposes allow a corporation to be treated as an “S corporation” and in which the Company files income tax returns, all elections for such treatment with respect to the Company have been properly and validly made in such states and the Company has complied at all times with all applicable requirements and filing procedures for such treatment and has at all times since the date it was organized been properly so treated.

(iii) The Company is not a successor to any entity. The Company has never been subject to Tax under Section 1374 or 1375 of the Code.

(iv) The Company will not be subject to Tax under Section 1374 of the Code with respect to the transactions contemplated by this Agreement.

(v) All deductions claimed by the Company for compensation paid to employees or independent contractors who are equity holders of the Company represent reasonable compensation for the services rendered by such persons (within the meaning of Treas. Reg. Section 1.162-7) and no portion thereof represent excessive compensation described in Treas. Reg. Section 1.162-8.

3.11 Real Property.

(a) Section 3.11(a) of the Disclosure Schedule is a true and complete list of all real property owned by the Company, including, without limitation, all buildings, structures and Improvements thereon and all appurtenances thereto and the rights and privileges of the Company in all rights of way, licenses or easements (the “Owned Real Property”). Except as set forth in Section 3.11(a) of the Disclosure Schedule, the Company is the sole legal and equitable owner of the fee interest in the Owned Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than the lien held by WesBanco Bank, Inc. and Permitted Liens).

(b) To the Knowledge of the Company and except as set forth on Schedule 3.11(b) of the Disclosure Schedule, with respect to the Owned Real Property:

(i) There is no condemnation proceeding or eminent domain proceeding of any kind pending or threatened against any of the Owned Real Property;

Stock Purchase Agreement – page 10

(ii) The Owned Real Property (except the New Facility) is occupied under valid and current certificates of occupancy of the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy pertaining to the Existing Facility; there are no facts which would prevent each location from being occupied after the Closing Date in substantially the same manner as before;

(iii) To the Company’s Knowledge, the Owned Real Property does not violate, and all Improvements are constructed in compliance with, any applicable federal, state, or local statutes, laws, ordinances, regulations, rules, codes, orders or requirements, including, without limitation, any building, zoning, fire, or environmental laws or codes (the “Laws and Ordinances”);

(iv) The Company has obtained all appropriate licenses, permits, building permits and occupancy permits that are required with respect to the Owned Real Property by the Laws and Ordinances, except for a certificate of occupancy and other governmental inspections and approvals with respect to the New Facility;

(v) There are no outstanding variances or special use permits affecting the Owned Real Property or its uses;

(vi) No notice of a violation of any Laws and Ordinances, or of any covenant, condition, easement or restriction affecting the Owned Real Property or relating to its use or occupancy has been given, nor is the Company aware of any such violation;

(vii) No portion of the Owned Real Property is located within a special flood plain area as designated by the Federal Emergency Management Agency or other applicable government authority upon which any improvement is located;

(viii) Other than with respect to the New Facility, the Owned Real Property has and will have as of the Closing Date functioning water supply, storm and sanitary sewage facilities, telephone, gas electricity, fire protection, means of ingress and egress to and from public highways and, without limitation, other required public utilities; all utility lines and facilities presently serving the Owned Real Property are served and maintained by the appropriate public or quasi-public entity; all utilities enter the Owned Real Property through adjoining public streets or, if they pass through adjoining private land, they do so in accordance with valid public easements;

(ix) There are no Improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against the Owned Real Property; and there are no present assessments;

(x) To the Company’s Knowledge, all Improvements constituting the Owned Real Property are without structural defects, were constructed in conformity with all plans and specifications, are located entirely within the boundary lines of the Owned Real Property and do not encroach upon any street or land of others and are in good operating order and condition;

(xi) The Owned Real Property either (A) is freely accessible directly from all public streets on which it abuts, or (B) uses adjoining private land to access the same in accordance with valid public easements, with the Company having no Knowledge of any condition which would result in the termination of such access;

Stock Purchase Agreement – page 11

(xii) The Company has no boundary or water drainage dispute with the owners of any premises adjacent to the Owned Real Property and there are not such disputes involving former owners of the Owned Real Property; and

(xiii) The Company has no notice of outstanding requirements or recommendations by the insurance companies which issued the insurance policies insuring the Owned Real Property, or by any board of fire underwriters or other body exercising similar functions required or recommending any repairs or work to be done on the Owned Real Property.

(c) Section 3.11(c) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. The Company has made available to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(d) Subject to the respective terms and conditions in the Leases, the Company is the sole legal and equitable owner of the leasehold interest in the Leased Real Property, free and clear of all Liens (other than Permitted Liens).

(e) With respect to each parcel of Leased Real Property: (i) there are no pending or, to the Knowledge of the Company, threatened condemnation Proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof; (ii) all Improvements on any such parcel are in good operating condition, ordinary wear and tear excepted; (iii) are supplied with utilities and other services necessary for the operation of the business as currently conducted at such facilities and safe for their current occupancy and use; (iv) neither the Company nor any Shareholder has received any notice of any special Tax, levy or assessment for benefits or betterments that affect any parcel of Leased Real Property and, to the Knowledge of the Company, no such special Taxes, levies or assessments are pending or contemplated; (v) there are no Contracts granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties (other than the Company) in possession of any such parcel; and (vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the Knowledge of the Company, threatened termination of such access. The Company is not a party to any Contract or option to purchase any real property or any portion thereof or interest therein, nor is it a party to any letter of intent, term sheet, or other non-binding (in whole or in part) understanding to lease or purchase real property.

3.12 Intellectual Property.

(a) To the Company’s Knowledge, it owns and possesses, or has the right to use pursuant to a valid and enforceable written Contract, all Intellectual Property necessary for the operation of the business of the Company.

(b) To the Company’s Knowledge, it has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties in any respect, and neither the Company nor any of its respective directors and officers, nor Shareholder has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, challenged, infringed upon, misappropriated, or violated any Intellectual Property rights of the Company.

Stock Purchase Agreement – page 12

(c) Section 3.12(c)(i) of the Disclosure Schedule identifies each patent, trademark, service mark, Internet domain name, and copyright registration which is owned by the Company, identifies each pending patent application or application for trademark, service mark, Internet domain name, and copyright registration which the Company owns, and identifies each license, sublicense, agreement, or other permission pursuant to which the Company has granted any rights to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Buyer correct and complete copies of all such patents, trademark registrations, service mark registrations, Internet domain name registrations, and copyright registrations, patent applications, trademark applications, service mark applications, Internet domain name applications, copyright applications, Intellectual Property licenses, sublicenses, agreements, and permissions (as amended to date). Section 3.12(c)(ii) of the Disclosure Schedule identifies each trade name or unregistered trademark, service mark, corporate name, copyrighted work, and material Software item used by the Company in connection with its business. The Company has all right, title and interest in and to, free and clear of any Lien, license, or other restriction or limitation regarding use, and has the sole and exclusive right to use (and the Shareholders and their respective Affiliates do not have and do not claim to have any individual right to use) all the Intellectual Property required to be disclosed on Sections 3.12(c)(i) and 3.12(c)(ii) of the Disclosure Schedule (subject to the applicable license agreements listed in Sections 3.12(c)(i) and 3.12(c)(ii) of the Disclosure Schedule), and such Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by the Company and the Company has not received any written claim challenging the validity or effectiveness of such Intellectual Property, and such Intellectual Property is valid and enforceable. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use, respectively, by the Company immediately subsequent to the Closing on identical terms and conditions as owned or used by the Company immediately prior to the Closing.

(d) To the Company’s Knowledge, the Company owns and possesses or has the right to use pursuant to a valid and enforceable written Contract, all computer software used by the Company in the operation of its business.

(e) The Company has complied with all of its confidentiality obligations under each Contract to which the Company is a party.

(f) To the Company’s Knowledge, there are no claims by current or existing employees or contractors to any Intellectual Property being used by the Company.

3.13 Contracts.

(a) Section 3.13(a) of the Disclosure Schedule lists the following Contracts to which the Company is a party:

(i) each Contract with any customer or supplier that is required to be listed on Section 3.22 of the Disclosure Schedule;

(ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in (1) any real property, or (2) any personal property having a value in excess of $20,000;

(iii) each joint venture, partnership or Contract involving a sharing of profits, losses, costs, or liabilities with any other Person;

Stock Purchase Agreement – page 13

(iv) each Contract containing any covenant that purports to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(v) each Contract for Debt;

(vi) each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(vii) each Contract with any labor union or any bonus, pension, profit sharing, retirement, or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement;

(viii) each Contract under which the Company has advanced or loaned Cash to any other Person;

(ix) each franchise, dealership, vendor, manufacturing, or service center agreements;

(x) each Contract with any Shareholder or any Affiliate of the Company or any Shareholder;

(xi) any settlement agreement;

(xii) each employment or consulting Contract or other Contract with any of the Company officers, directors, or employees;

(xiii) each confidentiality agreement and non-disclosure agreement still in effect;

(xiv) each Contract which purports to be binding on Affiliates of the Company;

(xv) each Data Vendor Agreement; and

(xvi) any other agreement material to the Company, whether or not entered into in the Ordinary Course of Business.

(b) The Company has delivered to Buyer a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers, or other changes thereto. Section 3.13(b) of the Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Contracts (if any).

(c) To the Company’s Knowledge, each Material Contract is legal, valid, binding, enforceable, in full force and effect, and will continue to be legal, valid, binding, and enforceable on identical terms following the Closing Date. Except as specifically disclosed and described in Section 3.13(c) of the Disclosure Schedule, (i) no Material Contract has been breached or canceled by the Company or, to the Knowledge of the Company, any other party thereto, (ii) the Company has performed all obligations under such Material Contracts required to be performed by the Company, (iii) there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract, and (iv) the Company has not assigned, delegated, or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

Stock Purchase Agreement – page 14

3.14 Insurance. Section 3.14(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage (collectively, the “Company Insurance Agreements”):

(a) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(b) the policy number and the period of coverage; and

(c) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

There is no claim by the Company or any other Person pending under any such policies and bonds as to which coverage has been questioned, denied, or disputed. All premiums payable under all such policies and bonds have been paid. There are no threatened terminations of, or material premium increases with respect to, any of such policies or bonds. Section 3.14(b) of the Disclosure Schedule sets forth a list of all claims made under the Company Insurance Agreements, or under any other insurance policy, bond, or agreement covering the Company or its operations since January 1, 2022. Since January 1, 2022, the Company has maintained insurance policies with coverage and policy limits that are at least equivalent to the coverage and policy limits provided by the Company Insurance Agreements.

3.15 Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule, there are no (and during the last three years, there have not been any) complaints, charges, Proceedings, Orders, or investigations pending or, to the Knowledge of the Company, threatened or anticipated relating to or affecting the Company. There is no outstanding Order to which the Company is subject. Except for potential litigation arising out of the construction and equipping of the New Facility or the Wesbanco loans, as set forth in Section 3.15 of the Disclosure Schedule, the Company is fully insured with respect to each of the matters set forth on Section 3.15 of the Disclosure Schedule.

3.16 Employees.

(a) Section 3.16 of the Disclosure Schedule sets forth a complete and correct list of all Persons who are employees, independent contractors, or consultants of the Company, showing for each: (i) name, (iii) hire date, (iv) current job title, (v) actual base salary, hourly rate, bonus, commission, or other remuneration paid during 2024, (vi) 2025 base salary, hourly, commission, or other compensation level and 2025 target bonus, and (vii) indicating whether there has been any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing since January 1, 2022.

(b) The Company has provided Buyer with complete and correct copies of (i) all existing severance, accrued vacation or other leave agreement, policies or retiree benefits of any such officer, employee or consultant, (ii) all employee trade secret, non-compete, non-disclosure, and invention assignment agreements, and (iii) all manuals and handbooks applicable to any current or former director, manager, officer, employee, independent contractor, or consultant of the Company. The employment, engagement, or consulting arrangement of each officer, employee, independent contractor, or consultant of the Company is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Company as the case may be, and the Company has no severance obligations if any such officer, employee, independent contractor, or consultant is terminated. To the Knowledge of the Company, no executive or key employee of the Company or any group of employees of the Company has any plans to terminate employment with the Company.

Stock Purchase Agreement – page 15

(c) The Company is not, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Within the last eight (8) years, there has not been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company does not have any duty to bargain with any Union.

(d) To the Company’s Knowledge: (1) the Company is, in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination, and occupational health and safety, including Laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended; (2)the Company is in compliance with and has complied with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations; (3)all individuals who are performing consulting or other services for the Company and its Subsidiaries are correctly classified as either “independent contractors,” or “employees,” as the case may be; (4) No proceedings against the Company are pending, nor to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of a member of the Company, including, without limitation, any charge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, or any other employment related matter arising under applicable Laws. The Company has paid in full to all of its employees, independent contractors, and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due and payable to such employees, independent contractors, and consultants.

(e) All individuals who have performed services for the Company or who otherwise have claims for compensation from the Company have been properly classified as an employee or an independent contractor pursuant to all applicable Laws, including, but not limited to, the Code and ERISA.

(f) The Company is not subject to the WARN Act.

3.17 Employee Benefits.

(a) Section 3.17(a) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains (including any such Employee Benefit Plans or arrangements provided for the benefit of the employees of the Company through third-party leasing arrangements or professional employer organizations) or to which the Company contributes or has any obligation to contribute or with respect to which the Company has any liabilities. The Company has separately identified in Section 3.17(a) of the Disclosure Schedule each Employee Benefit Plan that contains a change in control provision.

Stock Purchase Agreement – page 16

(b) With respect to each Employee Benefit Plan, the Company has made available to Buyer accurate, current, and complete copies of each of the following: (i) where the Employee Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies, and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Employee Benefit Plan; (v) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Employee Benefit Plan’s continued qualification; (vi) in the case of any Employee Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Employee Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation, or other Governmental Authority relating to the Employee Benefit Plan.

(c) Each Qualified Benefit Plan is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d) No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Employee Benefit Plan have been timely paid in accordance with the terms of such Employee Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(e) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Employee Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangement (MEWA).

Stock Purchase Agreement – page 17

(f) With respect to each Employee Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Proceeding has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last 6 years is a Single Employer Plan subject to Title IV of ERISA.

(g) Each Employee Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company, or any of their respective Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Employee Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Employee Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any liability to provide post-termination or retiree health benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(i) There is no pending or, to the Company’s Knowledge, threatened Proceeding relating to an Employee Benefit Plan (other than routine claims for benefits), and no Employee Benefit Plan has within the 3 years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(j) There has been no amendment to, announcement by the Shareholders, the Company, or any of their Affiliates relating to, or change in employee participation or coverage under, any Employee Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor, or consultant, as applicable. None of the Shareholders, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Employee Benefit Plan or any collective bargaining agreement.

(k) Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(l) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Employee Benefit Plan.

Stock Purchase Agreement – page 18

(m) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Employee Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

3.18 Debt. Except as set forth on Section 3.18 of the Disclosure Schedule, the Company is not liable for any Debt of any other Person.

3.19 Environmental, Health, and Safety Matters.

(a) Except as set forth on Section 3.19(a) of the Disclosure Schedule, no property or facility owned, leased, or operated by the Company contains any underground storage tanks currently, nor, to the Knowledge of the Company, has contained any underground storage tanks in the past.

(b) Within the last eight (8) years, the Company has not treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for investigation costs, response costs, remedial costs, corrective action costs, personal injury, property damage, natural resources damages, or attorney and consultant fees and costs, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other applicable Law.

(c) To the Company’s Knowledge, there are no environmental conditions or circumstances on the Leased Real Property that pose an unreasonable risk to the environment or the health or safety of Persons or Hazardous Substances present at, on or under the Leased Real Property in violation of applicable Laws.

(d) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or Consent of Governmental Bodies or third parties, pursuant to any applicable Laws.

3.20 Information Privacy and Data Security. The Company has no Knowledge of any breach of data or unauthorized disclosure by the Company of any confidential information or any actual or alleged violation of any Privacy Law.

3.21 Certain Business Relationships with the Company. Except as set forth on Section 3.21 of the Disclosure Schedule, none of the Shareholders, or any officer or director of the Company, or any of the Affiliates of any of the foregoing (other than the Company):

(a) owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is engaged in the Business or is a competitor, supplier, customer, lessor, or lessee of the Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 5% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act;

Stock Purchase Agreement – page 19

(b) has any claim against or owes any amount to, or is owed any amount by, the Company, other than amounts owed to such Person as an employee or contractor of the Company in the Ordinary Course of Business;

(c) has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company;

(d) is a party to any Contract to which the Company is a party or which otherwise benefits the business of the Company; or

(e) other than as an employee or contractor of the Company in the Ordinary Course of Business, has received from or furnished to the Company any goods or services since the Most Recent Fiscal Year End, or is involved in any business relationship with the Company.

3.22 Customers and Suppliers.

(a) Section 3.22 of the Disclosure Schedule sets forth a correct and complete list of the 20 largest suppliers (by dollar volume) of products or services to the Company, and the 10 largest customers (by dollar volume) of the Company during calendar year 2024 and the four months ended April 30, 2025. Section 3.22 of the Disclosure Schedule also sets forth, for each such supplier and customer, the aggregate payments from and to such Person by the Company during such periods. To the Company’s Knowledge, there are no outstanding disputes with any of such suppliers or customers.

(b) None of the suppliers listed on Section 3.22 of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, supplying materials, products, or services to the Company, or otherwise materially change the terms of its relationship with the Company. The Company does not have any reason to believe, nor has it received any indications, that any supplier listed on Section 3.22 of the Disclosure Schedule will stop, or materially decrease the rate of, supplying products or services to the Company or otherwise materially change the terms of its relationship with the Company after, or as a result of, the consummation of any transactions contemplated by this Agreement or that any such supplier is threatened with bankruptcy or insolvency. To the Knowledge of the Company, there is no fact, condition, or event which would adversely affect the relationship of the Company with any such supplier.

(c) None of the customers listed on Section 3.22 of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying products or services from the Company or otherwise materially change the terms of its relationship with the Company. The Company does not have any reason to believe that any customer listed on Section 3.22 of the Disclosure Schedule will stop, or materially decrease the rate of, buying products or services from the Company or otherwise materially change the terms of its relationship with the Company after, or as a result of, the consummation of any transactions contemplated by this Agreement or that any such customer is threatened with bankruptcy or insolvency. To the Knowledge of the Company, there is no fact, condition, or event which would adversely affect the relationship of the Company with any such customer.

3.23 Bank Accounts. Section 3.23 of the Disclosure Schedule sets forth, as of the date of this Agreement, the names and locations of all banks, trust companies, savings and loan associations, and other financial institutes at which the Company maintains any deposit, checking, savings, or other account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

Stock Purchase Agreement – page 20

3.24 Business Systems. None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities and other similar or related items of automated, computerized, software systems, and other networks or systems and their related services that are used by or relied on by the Company in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such Systems by the Company. There are no long-term licenses for software that will result in liabilities or asset impairments if the use of such software is discontinued.

3.25 Warranty. Since 2015, there have been no material claims or proceedings or threatened claims or proceedings in writing against the Company for express or implied warranty, material back charge, rejection of deliverables in connection with the provision of any services, material additional work, or other claims for damages against the Company by any third party (whether based on Contract or tort) arising from any services rendered or products provided by the Company.

3.26 Restrictions on Business Activities. There is no Contract, Order, or other instrument binding upon the Company, the Shareholders, or the current or former officers or directors of the Company which restricts or prohibits the Company from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the business of the Company.

3.27 Disclosure. Buyer has been afforded access to full and complete copies of all documents referred to on the Disclosure Schedule, including fully executed copies of each written Contract. To the Knowledge of the Company and the Shareholders, no representation or warranty by the Company or the Shareholders in this Agreement, no statement in response to Buyer’s due diligence inquiries, and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.28 No other Representations and Warranties. Except for the representations and warranties contained in Article 2 and this Article 3 (including the related portions of the Disclosure Schedules) OR AS EXPRESSLY STATED IN THE ANCILLARY AGREEMENTS, Buyer acknowledges and agrees that none of THE SHAREHOLDERS, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the SHAREHOLDERS or the Company.

Article 4

INTERIM COVENANTS

4.1 Conduct of the Business. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall:

(a) conduct the Business solely in the ordinary course consistent with past practice (except for the Discontinued Operations and except to the extent expressly provided otherwise herein or as consented to in writing by Buyer) and in compliance with Law;

Stock Purchase Agreement – page 21

(b) (i) pay and perform all of its undisputed expenses accruing in the Ordinary Course of Business (including Taxes) when due, (ii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iii) sell the Company’s products and services consistent with past practice as to discounting, license, service and maintenance terms, incentive programs, revenue recognition, and other terms and (iv) use its commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c) assure that each of its Contracts (other than with Buyer) entered into after the Effective Date will not require the procurement of any consent, waiver, or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the transactions contemplated by this Agreement, and shall give reasonable advance notice to Buyer prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;

(d) maintain each of its Leased Real Property in accordance with the terms of the applicable Lease;

(e) promptly notify Buyer of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(f) promptly notify Buyer of any inaccuracy in or breach of any representation, warranty or covenant of the Company or the Shareholders herein; and

(g) to the extent not otherwise required by this Section 4.1, promptly notify Buyer of any Material change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company or cause any of the conditions to the Closing set forth in Article 6 not to be satisfied.

4.2 Restrictions on Conduct of the Business. Without limiting the generality or effect of the Section 4.1, except as expressly set forth on Section 4.2 of the Disclosure Schedule, during the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall not do, cause or permit any of the following (except to the extent expressly provided otherwise herein or as consented to in writing by Buyer):

(a) cause, propose or permit any amendments to the Articles of Incorporation or the Bylaws or equivalent organizational or governing documents;

(b) merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(c) declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its capital stock, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any capital stock or other securities in respect of, in lieu of, or in substitution for its capital stock, or repurchase or otherwise acquire, directly or indirectly, any of its capital stock except from former employees, non-employee directors, and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

Stock Purchase Agreement – page 22

(d) enter into, amend, or modify any (i) Contract that would (if entered into, amended, or modified prior to the Effective Date) constitute a Material Contract; (ii) other material Contract; or (iii) Contract requiring a novation or consent in connection with the transactions contemplated by this Agreement;

(e) issue, deliver, grant, or sell or authorize or propose the issuance, delivery, grant, or sale of, or purchase or propose the purchase of, any Company Debt or any Company Shares, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Company Shares;

(f) (i) hire, or offer to hire, any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any employee of the Company, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, other than, in the case of each of the foregoing clauses (i)-(iii), in the ordinary course of business consistent with past practice, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by Law) or (v) add any new members to the Board;

(g) make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any Debt;

(h) transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company Intellectual Property;

(i) sell, lease, license, or otherwise dispose or permit to lapse of any of its tangible or intangible assets, other than in the ordinary course of business consistent with past practice, or enter into any Contract with respect to the foregoing;

(j) incur any Debt or guarantee any such Debt of another Person;

(k) pay, discharge or satisfy (i) any Debt to any Person who is an officer, director or shareholder of the Company (other than compensation due for services as an officer or director) or (ii) any claim or liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Debt reflected or reserved against in the Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(l) make any capital expenditures, capital additions, or capital improvements in excess of $10,000 individually or $50,000 in the aggregate;

(m) materially change the amount of, or terminate or modify, any insurance coverage;

(n) cancel, release, or waive any claims or rights held by the Company;

(o) (i) adopt or amend any Employee Benefit Plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such Employee Benefit Plan, except in each case as required under ERISA, applicable Law or as necessary to maintain the qualified status of such Employee Benefit Plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of applicable Law, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant, or (iv) increase the salaries, wage rates, or fees of its employees or consultants;

Stock Purchase Agreement – page 23

(p) grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;

(q) (i) commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a material aspect of its business (provided that the Company consults with Buyer prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(r) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any other Person or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(s) except for the conversion from FRF to GAAP accounting, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return without the consent of Buyer prior to filing, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Acquirer or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;

(t) except for the conversion from FRF to GAAP accounting, change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or the sale of any accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Buyer;

(u) enter into any Contract for the purchase, sale, or lease of any real property;

(v) place or allow the creation of any Lien (other than a Permitted Lien) on any of its assets;

(w) enter into any Contract that, if entered into prior to the date of this Agreement, would be required to be disclosed on Section 3.13 of the Disclosure Schedule;

(x) take any action that would result in the Company forming or acquiring a new Subsidiary; and

Stock Purchase Agreement – page 24

(y) take or agree in writing or otherwise to take, any of the actions described in this Section 4.2, or any action that would reasonably be expected to make any of the Company’s representations or warranties contained herein untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Company.

4.3 Line of Credit; Repayment of Advances to Company. In order to facilitate the arrangements to pay off the Line of Credit loan, the parties agree that the loan balance shall not exceed $800,000 at Closing. Further, the Company shall pay its liabilities incurred in the Ordinary Course of Business within normal terms. In the event that it becomes necessary for any of the Shareholders to make one or advances to the Company to support ongoing operations in the Ordinary Course of Business or reduce the WesBanco Line of Credit to $800,000 prior to Closing, such Shareholder(s) shall first notify Buyer and obtain Buyer’s approval of the advance(s). Buyer shall arrange to have the advance(s) repaid within three (3) months after Closing, but in no event later than six (6) months after Closing. If such advances have not been repaid by the ninetieth (90th) day after Closing, Buyer shall pay interest on the unpaid advances at a rate of seven percent (7%) per annum from the date of Closing until such amounts are fully repaid. Further, such amounts shall be secured by the Mortgage referenced in Section 1.3(b) until repaid.

4.4 Exclusivity. Beginning on the Effective Date, and ending on the termination of this Agreement pursuant to Article 8 (the “Exclusivity Period”), neither the Company, the Shareholders, the Representative, nor any of their respective Affiliates, equity holders, officers, managers, directors, employees, agents or representatives, will: (i) solicit, initiate or encourage submission of proposals or offers, or accept any proposals or offers, or enter into negotiations or discussions with any other Person or Persons (including, without limitation, any financial or other advisors) with regard to the merger or combination with, or sale or any other form of disposition of, the assets or equity interests or other securities of the Company or any part thereof, or the issuance of any securities of the Company (including instruments or securities convertible into securities of the Company) (“Acquisition Proposals”), and that any such negotiations or discussions that may now be in process shall be immediately terminated; or (ii) furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage, any Acquisition Proposal. During the Exclusivity Period, the Shareholders will promptly notify Buyer regarding any contact between the Company, the Shareholders, the Representative or their respective officers, equity holders, officers, managers, directors, employees, agents or representatives and any other Person regarding any Acquisition Proposal.

Article 5

POST-CLOSING COVENANTS

The parties agree as follows with respect to the period following the Closing.

5.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 9). The Shareholders acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company; provided that, Buyer will give the Shareholders reasonable access to such materials for any reasonable purpose in connection with the transactions contemplated by this Agreement.

Stock Purchase Agreement – page 25

5.2 Litigation Support. In the event and for so long as Buyer or the Company actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the Shareholders will cooperate with it and its counsel in the contest or defense and provide such testimony and access to such Shareholder’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Company (unless Buyer and the Company are entitled to indemnification therefor under Article 9).

5.3 Transition. None of the Shareholders shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

5.4 [Reserved]

5.5 Confidentiality. Each Shareholder agrees not to disclose or use any Confidential Information, except that, if and as long as a Shareholder is an employee of the Company after the Closing, then such Shareholder may use the Confidential Information in the ordinary course of his or her employment on behalf of the Company so long as such use is in compliance with all policies and agreements applicable to such Shareholder. Upon termination of such employment, each Shareholder will, upon request, deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his or her possession. If any Shareholder is requested or required pursuant to written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information, then such Shareholder will notify Buyer promptly of the request or requirement (to the extent legally permitted) so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5. If, in the absence of a protective order or the receipt of a waiver hereunder, any Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any court, tribunal, or Governmental Authority, then such Shareholder may disclose the Confidential Information; provided, however, that the disclosing Shareholder shall use its, his, or her best efforts to obtain, at the request of Buyer and at Buyer’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Shareholder.

5.6 Covenant Not to Compete. During the Restricted Period, no Shareholder will, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Applicable Area, engage in the Business or any business that competes with the Business, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for any Person that is engaged in the Business or in any activity that competes with the Business; provided, however, that ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to be a breach of this Section 5.6 solely by reason thereof in its business. Further provided, that this provision shall not be construed to prohibit Lambert Vandermade and his affiliated companies (Vandermade Dairy, LLC and Freshmade Dairy LLC) from continuing in their business as a dairy producer, including any membership interest they hold in any dairy cooperative, even if such cooperative engages in the sale of products which may be competitive with the Business or the Company.

Stock Purchase Agreement – page 26

5.7 Covenant Not to Solicit. During the Restricted Period, no Shareholder will, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (a) call upon, solicit, or provide services to any Customer with the intent of selling or attempting to sell any goods or services to them in competition with the Business; (b) induce or attempt to induce a Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with the Company or do any other thing which is reasonably likely to have such an effect; (c) have any business dealings with a Customer in connection with the provision of goods or services to them in competition with the Business; (d) have any business dealings with, or solicit, entice or attempt to entice away, any person who is on the Closing Date, or has been at any time during the period of 12 months immediately preceding the Closing Date, a supplier of goods or services to the Company, if such dealings, solicitation, or enticement causes or is reasonably likely to cause such supplier to cease supplying, or to reduce its supply of goods or services to, the Company, or to vary adversely the terms upon which it conducts business with the Company; (e) hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with, any Person currently or formerly employed by, or providing consulting services to, the Company, or induce or attempt to induce any Person to leave such employment or consulting arrangement; or (f) in any way interfere with the relationship between the Company and any employee, consultant, Customer, sales representative, broker, supplier, licensee or other business relation (or any prospective customer, supplier, licensee or other business relation) of the Company (including by making any negative or disparaging statements or communications regarding the Company or any of its operations, officers, directors, or investors).

5.8 Covenant Not to Disparage. Following the Closing, each Seller Party agrees not to, directly or indirectly, make, publish or communicate any negative, defamatory or disparaging statements, comments, remarks or communications regarding the Company, Buyer, or any of their respective Affiliates, businesses, products, services, directors, managers, officers, agents, representatives, or direct or indirect equity holders, either orally or in writing; provided that any Seller Party may confer in confidence with its legal representatives and make truthful statements to the extent required by this Agreement, Law, or legal process.

5.9 Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 5.6, 5.7, or 5.8 is invalid or unenforceable, then the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of litigation involving Sections 5.5, 5.6, 5.7, or 5.8, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom. The existence of any claim or cause of action by any Shareholder against Buyer, the Company, or any of their respective Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the provisions of Section 5.5, 5.6, 5.7, or 5.8, which Sections will be enforceable notwithstanding the existence of any breach by Buyer or the Company. Notwithstanding the foregoing, no Shareholder will be prohibited from pursuing such claims or causes of action against Buyer or the Company.

Stock Purchase Agreement – page 27

5.10 Release. Each Shareholder, for itself, himself or herself, and its, his or her heirs, personal representatives, successors, and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges the Company and each of its predecessors, successors, direct or indirect subsidiaries and past and present shareholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 5.10, “Released Claims” does not include, and the provisions of this Section 5.10 shall not release or otherwise diminish, (i) the obligations of any party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements, including any provision providing for the payment of the Shareholder loans, and (ii) if such Shareholder is an employee of the Company, in respect of (i) the current year’s accrued but unpaid compensation and (ii) such employee’s outstanding benefits under the Employee Benefit Plans of the Company as of the Closing Date.

Article 6

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:

(a) The Company shall have delivered to Buyer a duly executed consent of the Shareholders of the Company approving this Agreement and consenting to the transfer of the Company Shares as required by the Buy-Sell Agreement and the transactions contemplated hereby in all respects;

(b) The Buyer shall have delivered to the Company and the Representative a duly executed consent of the board of directors of the Buyer approving this Agreement and the transactions contemplated hereby in all respects;

(c) No Order issued by a Governmental Authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no action shall have been taken by any Governmental Authority seeking any of the foregoing, and no applicable Law or Order shall have been enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement that makes the consummation of the transactions contemplated by this Agreement illegal.

6.2 Additional Conditions to Obligations of the Shareholders. The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Shareholders and may be waived by the Representative in writing in its sole discretion without notice or liability to any Person):

(a) The representations and warranties made by Buyer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Effective Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).

Stock Purchase Agreement – page 28

(b) Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Buyer at or prior to the Closing.

(c) The Representative shall have received each of the agreements, instruments, certificates, and other documents set forth in Section 7.2.

6.3 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Buyer and may be waived by Buyer in writing in its sole discretion without notice or liability to any Person):

(a) The representations and warranties made by the Seller Parties and the Company herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Effective Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).

(b) The Seller Parties and the Company shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Seller Parties or the Company at or prior to the Closing.

(c) Buyer shall have received each of the agreements, instruments, certificates, and other documents set forth in Section 7.1.

(d) There shall not have occurred a Material Adverse Effect with respect to the Company or the Business or any uninsured loss or losses to the equipment or assets of the Company in excess of $50,000.

(e) No Person has any equity interests of the Company, stock appreciation rights, stock units, share schemes, calls or rights, or is a party to any Contract of any character to which the Company or a Company Shareholder is a party or by which it or its assets is bound, obligating the Company or such Company Shareholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of the Company or other rights to purchase or otherwise acquire any equity interests of the Company, whether vested or unvested.

(f) The New Facility is adequate from a structural standpoint and there is water, sewage, and utilities available to the New Facility for Buyer’s projected manufacturing, and(other than final inspections and licensing approvals), there are no legal, environmental, or regulatory issues that would prevent Buyer from using the New Facility to manufacture its products beginning in 2026.

(g) Buyer has obtained the financing necessary to satisfy the closing requirement set forth in Section 1.2.

(h) Wesbanco Bank shall have agreed to a 90-day forbearance with respect to any events of defaults pertaining to the Construction Loan, the form and terms of which are acceptable to the Seller Parties.

Stock Purchase Agreement – page 29

(i) Wesbanco Bank shall concurrent to close enter into a payoff agreement with Alterna Capital Solutions LLC, release its lien on collateral and release the Shareholders as personal guarantors from the Line of Credit loan and Equipment Loan.

(j) Eide Bailly LLP has issued its audit report on the Company’s Financial Statements for the fiscal years ended December 31, 2023 and 2024.

(k) The Company’s operating losses for 2024 and the four-month period ended April 30, 2025 do not vary in an aggregate amount in excess of 20% from the Financial Statements provided by the Company.

(l) The Company shall have negotiated and obtained an extension of the lease of the Existing Facility through the third quarter of 2026 (or some other time frame acceptable to Buyer) on the same terms and conditions as the existing lease, without any penalties for holding over at such facility, the form and terms of which are acceptable to the Seller Parties.

(m) The Company shall have negotiated entered into a master supply agreement with Lakeview Dairy, its effective date subject to and contingent upon Closing, and with a termination date that is no less than twelve (12) months after the Closing Date at a projected annual revenue that is not less than the annual revenue in 2024, the form and terms of which are acceptable to the Buyer.

(n) The Company shall have entered into milk supply agreements with a majority of its current suppliers, its effective date subject to and contingent upon Closing, the form and terms of which are acceptable to the Buyer.

(o) The Company shall have prepared a form of mortgage intended to secure Buyer’s indemnification obligations contained in Section 1.3(b), the form and terms of which are acceptable to Buyer.

(p) The Company shall have prepared an unaudited balance sheet, statements of income, stockholders’ equity and cash flows as of and for the six-month periods ended June 30, 2025 and 2024.

(q) The Company shall have entered into an agreement with Dennis Roehrig, satisfactory to Buyer, addressing the repayment of his loan and employment.

Article 7

CLOSING DELIVERIES

7.1 Closing Deliveries of the Shareholders. At or prior to the Closing the Representative and/or the Shareholders shall deliver to Buyer:

(a) the certificates representing all of the Company Shares, together with other appropriate instruments of transfer to convey the same to Buyer;

(b) a certificate of a duly authorized officer of the Company, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Company, (ii) the authorizing resolutions of the Company, and (iii) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which the Company is a party;

Stock Purchase Agreement – page 30

(c) good standing certificates for the Company from the jurisdiction of the Company’s organization and each jurisdiction in which the Company is qualified to do business, dated no more than 10 days prior to the Closing Date;

(d) an affidavit of non-foreign status, certified by each Shareholder under penalties of perjury, meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(e) an encrypted USB flash drive containing passwords and login details for every Software account, email account, social media account, and software application used by the Company or its employees or contractors in connection with the Business; and

(f) all other instruments and documents required by this Agreement to be delivered by the Company or the Shareholders to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to Buyer.

7.2 Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver to the Representative:

(a) Evidence of satisfaction, assumption, or other handling of the Existing Debt so as to satisfy Section 1.2;

(b) a certificate of a duly authorized officer of Buyer, dated as of the Closing Date, attaching and certifying the authorizing resolutions of Buyer; and

(c) all other instruments and documents required by this Agreement to be delivered by Buyer to the Company, the Representative, or the Shareholders, and such other instruments and documents which the Representative or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents, and other items shall be in form and substance reasonably satisfactory to the Representative.

Article 8

TERMINATION

8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned by authorized action taken by the terminating party:

(a) by mutual written consent by Buyer and the Representative;

(b) by either Buyer or the Representative, by written notice to the other, if the Closing shall not have occurred on or before October 3, 2025 or such other date that Buyer and the Representative may agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any covenant, agreement, or obligation hereunder will have been the primary cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;

Stock Purchase Agreement – page 31

(c) by either Buyer or the Representative, by written notice to the other, if any Order of a Governmental Authority of competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable;

(d) by Buyer, by written notice to the Representative, if (i) there shall have been a material inaccuracy in any representation or warranty made by, or a material breach of any covenant, agreement or obligation of, the Seller Parties or the Company herein and such inaccuracy or breach shall not have been cured within 5 Business Days after receipt by the Representative of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), or (ii) there shall have been a Material Adverse Effect with respect to the Company; or

(e) by the Representative, by written notice to Buyer, if there shall have been a material failure in any representation or warranty made by, or a material breach of any covenant, agreement or obligation of, Buyer herein and such failure or breach shall not have been cured within 5 Business Days after receipt by Acquirer of written notice of such failure or breach and, if not cured within such period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (provided that no such cure period shall be available or applicable to any such failure or breach that by its nature cannot be cured).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void; provided that (i) Section 4.3, Section 5.5, this Section 8.2, and Article 12 shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any intentional misrepresentation made by, or a willful breach of any covenant, agreement or obligation of, such party herein. In the event of termination pursuant to Section 8.1(d) due to the knowing actions of the Seller Parties (“Sellers’ Wrongful Actions”), then the Company shall reimburse Buyer for its Transaction Expenses. Further, if the Transaction fails to close due to Sellers’ Wrongful Actions and the Seller Parties thereafter sell the Company or substantially all of the Company’s business assets by May 30, 2026, then Buyer shall be paid liquidated damages of $1,000,000 and Buyer’s Transaction Expenses in same day funds on the first business day after the Seller Parties have sold the Company or its business. The parties to this Agreement expressly agree that the liquidated damages and other amounts payable under this section shall be the corporate obligation of the Company only, and that the Shareholders shall not have any liability therefor except to the extent such Shareholders actually receive any consideration from the sale or transfer of their shares to another party, which consideration may include cash, equity, repayment of any shareholder debt obligations (but excluding relief from the mortgage, line of credit, construction obligations, and equipment loans).

Article 9

REMEDIES FOR BREACHES OF THIS AGREEMENT

9.1 Indemnification by the Shareholders. Subject to the terms and conditions of this Article 9, each Shareholder, jointly and severally (except as set forth below), will indemnify and hold harmless Buyer, the Company, each of their respective Subsidiaries, each of their respective Affiliates, and their respective successors and assigns, shareholders, directors, officers, employees, and agents (collectively, the “Buyer Indemnitees”) from and against the entirety of any Indemnifiable Losses that any Buyer Indemnitee may suffer or incur (including any Indemnifiable Losses they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Indemnifiable Loss is made pursuant to this Article 9 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by:

(a) any breach or inaccuracy of any representation or warranty made by such Shareholder in Section 2.1 or any Third-Party Claim that is based upon or alleges facts that, if true, would constitute such an inaccuracy or breach; provided, however, that liability pursuant to this Section 9.1(a) shall be on a several, and not joint, basis;

Stock Purchase Agreement – page 32

(b) any breach or inaccuracy of any representation or warranty made in Article 3 or any Third-Party Claim that is based upon or alleges facts that, if true, would constitute such an inaccuracy or breach;

(c) any breach of any covenant or agreement of such Shareholder, the Company, or the Representative in this Agreement or any Ancillary Agreement; or

(d) all Indemnifiable Losses that any Buyer Indemnitee may suffer or incur in connection with any Designated Liabilities.

9.2 Indemnification by Buyer. Subject to the terms and conditions of this Article 9, Buyer will indemnify and hold harmless the Shareholders, their respective Affiliates, and their respective successors and assigns (collectively, the “Seller Indemnitees”) from and against the entirety of any Indemnifiable Losses they may suffer or incur (including any Indemnifiable Losses they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Indemnifiable Loss is made pursuant to this Article 9 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by:

(a) any breach or inaccuracy of any representation or warranty made by Buyer in Section 2.2 or any Third-Party Claim that is based upon or alleges facts that, if true, would constitute such an inaccuracy or breach; or

(b) any breach of any covenant or agreement of Buyer in this Agreement or any Ancillary Agreement.

9.3 Survival and Time Limitations. All representations, warranties, covenants, and agreements of the parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of any losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The Shareholders will have no liability with respect to any claim under Sections 9.1(a) or 9.1(b) unless Buyer notifies the Representative of such a claim on or before the date that is the 20-month anniversary of the Closing Date (the “Survival Date”); provided, however, that (a) any claim relating to any Fundamental Representation may be made at any time until the expiration of the applicable statute or period of limitations, and (b) any claim related to intentional or fraudulent breaches of this Agreement may be made at any time without limitation. Buyer will have no liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement unless the Representative notifies Buyer of such a claim on or before the Survival Date. If Buyer or the Representative, as applicable, provides proper notice of a claim within the applicable time period set forth above, then liability for such claim will continue until such claim is resolved. Any statute of limitations applicable to a claim under Section 9.1(c) shall be tolled while a breach or alleged breach of the applicable covenant is occurring.

Stock Purchase Agreement – page 33

9.4 Limitations on Indemnification by the Shareholders.

(a) With respect to the matters described in Sections 9.1(a) or 9.1(b), the Shareholders will have no liability with respect to such matters until the Buyer Indemnitees have suffered aggregate Indemnifiable Losses by reason of all such breaches in excess of Twenty Thousand Dollars ($20,000)(the “Basket”), after which point the Shareholders will be obligated to indemnify Buyer Indemnitees from and against all Indemnifiable Losses suffered by the Buyer Indemnitees; provided that, the foregoing limitations shall not apply in respect of any Indemnifiable Losses relating to Exempted Losses or Fraud.

(b) With respect to the matters described in Sections 9.1(a) or 9.1(b), the aggregate maximum liability of all Shareholders shall be Four Hundred Thousand Dollars ($400,000.00) (the “Cap”); provided that, the foregoing limitations shall not apply in respect of any Indemnifiable Losses relating to Exempted Losses or Fraud. With respect to Exempted Losses, the aggregate maximum liability of all Shareholders shall be Six Hundred Thousand Dollars($600,000.00); provided that, the foregoing limitations shall not apply in respect of any Indemnifiable Losses related to Fraud, for which there shall be no limitation on liability.

(c) Subject to the provisions set forth in this Section 9.4 and Section 9.3, the Buyer Indemnitees’ recourse with respect to any indemnity claim asserted under this Article 9 shall be to (i) first, collect from the Company to the extent of available insurance coverage; and (ii) second, collect from the amounts set off pursuant to Section 9.9; and (iii) third, directly recover against the Shareholders pursuant to the terms of (and subject to the limitations set forth in) this Article 9.

9.5 Limitations on Indemnification by Buyer.

(a) With respect to the matters described in Section 9.2(a), Buyer will have no liability with respect to such matters until Seller Indemnitees have suffered Indemnifiable Losses by reason of all such breaches in excess of the Basket, after which point Buyer will be obligated to indemnify Seller Indemnitees from and against all Indemnifiable Losses suffered by the Seller Indemnitees; provided that, the foregoing limitations shall not apply in respect of any Indemnifiable Losses relating to any intentional or fraudulent breach of this Agreement.

(b) With respect to the matters described in Section 9.2(a), the aggregate maximum liability of Buyer shall be the Cap; provided that, the foregoing limitation shall not apply in respect of any Indemnifiable Losses relating to any intentional or fraudulent breach of this Agreement.

9.6 Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, lawsuit, or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any party (the “Indemnifying Party”) under this Article 9, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 9 if the party who failed to promptly provide the notice can establish by clear and convincing evidence that such failure did not materially prejudice the defense of such proceeding).

Stock Purchase Agreement – page 34

(b) In the event of a Third-Party Claim against an Indemnified Party, upon receipt of the notice described in Section 9.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Indemnifiable Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, and (ii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 9.6(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.

(c) In the event that any of the conditions under Section 9.6(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Indemnifiable Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 9.

(d) Except in circumstances described in Section 9.6(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned, or delayed.

9.7 Direct Claims. Any Proceeding by an Indemnified Party on account of an Indemnifiable Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party written notice thereof not later than 15 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party can demonstrate that it has suffered prejudice as a result of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its professional advisors may reasonably request; provided that such investigation does not unreasonably interfere with the Company’s or the Indemnified Parties’ business operations. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Stock Purchase Agreement – page 35

9.8 Other Indemnification Matters. All indemnification payments under this Article 9 will be deemed adjustments to the Cash Payment. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Indemnifiable Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the parties that for purposes of determining liability under this Article 9, the representations and warranties of the parties contained in this Agreement shall be read as if such terms and phrases were not included in them. Each Shareholder agrees that (a) such Shareholder will not make any claim for indemnification against Buyer Indemnitee by virtue of the fact that any of the Shareholders or such Shareholder’s equityholders, directors, managers, partners, officers, employees, representatives or other Affiliates was an equityholder, partner, trustee, director, manager, officer, employee or agent of the Company or was serving as an equityholder, partner, trustee, director, manager, officer, employee or agent of any Person, regardless of the nature of the Indemnifiable Losses claimed, with respect to any Proceeding brought by any Buyer Indemnitee against any Shareholder or any claim of any Buyer Indemnitee against any Shareholder in connection with this Agreement or the transactions contemplated hereby, and (b) such Shareholder has no claims or rights to contribution or indemnity from the Company with respect to any amounts paid by any Shareholder pursuant to this Article 9.

9.9 Setoff. Buyer (either on its own behalf or on behalf of another Buyer Indemnitee) shall be entitled, but not obligated, to recover any amounts due from the Shareholders under this Agreement by setting off such amounts against its obligation in Section 1.3(a), thereby reducing the amount that is owed against the Shareholder Loans. The exercise of such right of set off by Buyer, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. If Buyer sets off amounts owed under this Agreement against the Conversion Shares, the shares shall be valued using the trailing five (5)-day volume-weighted average trading price at the time it has been determined that the amount is owed to Buyer. If the Buyer elects to repay the loans in cash, as permitted in Section 1.3(a), the funds will be held in escrow until the amount owed to Buyer is determined for any claim or claims made pursuant to Section 9.1, with notification to the Seller Parties given within the twenty (20) month period provided in Section 9.3.

9.10 Payment Adjustments. Payments by an Indemnifying Party pursuant to this Article 9 in respect of any Indemnifiable Losses shall be reduced by an amount equal to any insurance proceeds and any indemnity, contribution or similar payment actually received by the Indemnified Party (or the Company) in respect of such claim. The Indemnified Party shall use its commercially reasonable efforts to mitigate its Indemnifiable Losses and to recover under insurance policies or indemnity, contribution or other similar agreements for any Indemnifiable Losses prior to seeking indemnification under this Agreement; provided, however, that all costs and expenses incurred in connection with such efforts (including but not limited to, increases in insurance premiums) to mitigate shall be considered Indemnifiable Losses. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages relating to the breach or alleged breach of this Agreement, except to the extent that any such damages are included in a Third-Party Claim or are awarded by a court of competent jurisdiction in a final judgment that is not subject to appeal.

9.11 Exclusive Remedies. Except as set forth in Article 8 and Section 9.9, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein (other than claims based upon Fraud), shall be pursuant to the indemnification provisions set forth in this Article 9.

Stock Purchase Agreement – page 36

Article 10

TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer and the Shareholders for certain tax matters following the Closing Date:

10.1 Tax Indemnification. In addition to the indemnification provisions of Article 9, the Shareholders shall be liable for, and shall indemnify and hold Buyer Indemnitees harmless from, (a) all Taxes of the Shareholders, (b) all Taxes imposed on or incurred the Company for any Pre-Closing Tax Period, and (c) all Pre-Closing Taxes of the Company.

10.2 Tax Returns.

(a) The Representative shall file or cause to be filed when due (taking into account all extensions properly obtained): (i) all income Tax Returns that include items of income, gain, loss, deduction or credit of the Company for the Pre-Closing Tax Period; and (ii) all other Tax Returns that are required to be filed by or with respect to the Company on or prior to the Closing Date (together (i) and (ii) are referred to as the “Seller Returns”). In each case, the Shareholders shall remit or cause to be remitted any Taxes due in respect of such Seller Returns. Buyer shall file or cause to be filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company for the Pre-Closing Tax Period that are filed after the Closing Date. The Representative shall deliver a draft of the Seller Returns for tax year 2025 to Buyer no later than 30 days prior to which they are required to be filed, along with all relevant tax preparer work papers

(b) All Tax Returns Buyer is required to file or cause to be filed in accordance with Section 10.2(a) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date). With respect to any Seller Return required to be filed by the Representative and any Tax Return required to be filed by Buyer with respect to the Pre-Closing Tax Period, not less than 30 days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date), the Representative or Buyer, as the case may be, shall provide the other with a draft copy of such Tax Return for its review and comment.

(c) Not later than 5 calendar days prior to the due date for the payment of Taxes on any Tax Return which Buyer has the responsibility to cause to be filed pursuant to Section 10.2(a), the Seller Parties shall pay to Buyer the amount of Taxes, as reasonably determined by Buyer, owed by the Seller Parties pursuant to the provisions of Section 10.1 and, for the avoidance of doubt, not included in the calculation of the Cash Amount. For the avoidance of doubt, no payment obligation pursuant to this Section 10.2 shall excuse the Seller Parties from their indemnification obligations pursuant to Article 9 if the amount of Taxes, as ultimately determined on audit or otherwise, for the periods covered by such Tax Returns exceeds the amount of the Seller Parties’ payment under this Section 10.2.

(d) Straddle Period Tax Allocation. In the case of any Straddle Period (i) the amount of any Taxes based on receipts or payroll for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and (ii) in the case of any other Taxes, such Taxes for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (B) the denominator of which is the number of days in the entire Straddle Period.

Stock Purchase Agreement – page 37

10.3 Tax Contests. Buyer agrees to give written notice to the Representative of the receipt of any written notice by the Company, Buyer, or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any action, in respect of Seller Returns with respect to any Pre-Closing Tax Period or any other Tax Returns for a Pre-Closing Period Tax Period that may result in a Tax liability for which Buyer would seek indemnification under this Agreement (a “Tax Claim”) provided, that Buyer’s failure to comply with this provision shall not affect Buyer’s right to indemnification under this Agreement except to the extent such failure materially impairs the Seller Parties’ ability to contest any such Tax Claim. The Representative shall exercise, at its election, control over the handling, disposition, and settlement of any Tax Claim. If the Representative assumes such control, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Representative and, with respect to any Tax Claim that relates to the Company, the Representative shall not settle or compromise such Tax Claim without the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Representative elects not to assume such control, Buyer may control such Tax Claim, provided that Buyer shall not settle or compromise the Tax at issue, without the written consent of the Representative (which consent shall not be unreasonably withheld, conditioned, or delayed). Buyer shall cooperate with the Representative, as the Representative may reasonably request, in any such Tax Claim.

10.4 Post-Closing Amended Returns / Elections. Neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit the Company to), without the prior written consent of the Representative (not to be unreasonably conditioned, withheld or delayed), (i) amend, re-file or otherwise modify any such Tax Return with respect to any Pre-Closing Tax Period; (ii) make or change any material Tax election (including, without limitation, an entity classification election) that would have retroactive effect to any Pre-Closing Tax Period; (iii) file any ruling or request for ruling with any Governmental Authority that relates to income Taxes of the Company for any Pre-Closing Tax Period; or (iv) enter into any voluntary disclosure agreement with any state, local or foreign Governmental Authority with respect to any Pre-Closing Tax Period (except as required by applicable Law in regards to sales Tax Returns), in each case, to the extent such action would have the effect of increasing the Tax liability of any Shareholder (or their direct or indirect equity owners) or any liability of a Shareholder (or their direct or indirect equity owners) under this Agreement for Taxes.

10.5 Cooperation on Tax Matters. Buyer and the Representative will cooperate, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Article 10 and any Proceeding related thereto. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Buyer and the Representative will retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until 30 days after the expiration of the statute or period of limitations of the respective Tax periods.

10.6 Certain Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby will be paid by the Shareholders, when due, and the Shareholders will, at the expense of the Seller Parties, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation; provided that, in no event shall Buyer be deemed to have incurred any Liabilities or waived any rights to make claims for indemnification under Article 9 or Section 10.1 by virtue of executing such Tax Returns and other documentation.

Stock Purchase Agreement – page 38

Article 11

DEFINITIONS

“Acquisition Proposals” has the meaning set forth in Section 4.3.

“Affiliate” means, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (b) any officer, director or shareholder of such Person, (c) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (a) and (b), and (d) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means all of the agreements being executed and delivered pursuant to this Agreement.

“Applicable Area” means (a) the United States of America, but if such area is determined by judicial action to be too broad, then it means (c) any state within the United States of America in which the Company engaged in business prior to the Closing Date.

“Basket” has the meaning set forth in Section 9.4(a).

“Business” means the business of (a) the business carried on by the Company, namely dairy processing and manufacturing, and (b) providing any other products or services that the Company provides, or actively considered providing, at any time during the 12 months prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Ohio.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitee” has the meaning set forth in Section 9.1.

“Buy-Sell Agreement” has the meaning set forth in Section 2.1(a).

“Cap” has the meaning set forth in Section 9.4(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and all regulations and guidance issued by any taxing authority or Governmental Entity with respect thereto, as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act.

Stock Purchase Agreement – page 39

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any applicable rules, regulations, directives, Orders, and guidance promulgated thereunder, and any successor to such statute, rules, regulations, directives, Orders or guidance.

“Closing” has the meaning set forth in Section 1.4.

“Closing Date” has the meaning set forth in Section 1.4.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Company” has the meaning set forth in the preamble.

“Company Insurance Agreements” has the meaning set forth in Section 3.14.

“Company Shares” means all of the outstanding common stock of the Company, as set forth on Exhibit 1.1.

“Confidential Information” means any information concerning the business and affairs of the Company not already generally available to the public.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission, or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Customer” means any Person who (a) purchased products or services from the Company (or its predecessors) during the 12 months prior to the Closing Date, (b) was called upon or solicited by the Company (or its predecessors) during such 12-month period, or (c) was a distributor, sales representative, agent or broker for the Company during such 12-month period.

“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (other than current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business, paid in a manner consistent with industry practice), (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company prior to Closing, (g) Off-Balance Sheet Financing of the Company in existence immediately prior to the Closing, (h) other long term or non-ordinary course liabilities, (i) indebtedness or obligations of the types referred to in the preceding clauses (a) through (h) of any other Person secured by any Lien on any assets of the Company, even though the Company have not assumed or otherwise become liable for the payment thereof, and (j) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (h) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

Stock Purchase Agreement – page 40

“Designated Liabilities” means (a) any obligation of the Company to indemnify or hold harmless any current or former director or officer of the Company for claims that relate to periods prior to the Closing, and (b) any liability of the Company not incurred in the ordinary course of business arising from or related to the operation of the Business prior to the Closing Date (other than those items listed in (a) above). The parties specifically agree that liabilities arising from the Company’s agreements with Balchem (formerly SensoryEffects) and past due payments due to Wagler & Associates, and W.A. Tompkins Co., Inc. are excluded from this definition of Designated Liabilities.

“Direct Claim” has the meaning set forth in Section 9.7.

“Disclosure Schedule” means the disclosure schedule delivered by the Shareholders to Buyer on the date hereof.

“Discontinued Operations” has the meaning set forth in Section 3.7(b).

“Effective Date” has the meaning set forth in the preamble.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan, fund, program, or arrangement, (b) Employee Welfare Benefit Plan, (c) “employee benefit plan” (as such term is defined in ERISA Section 3(3)), (d) equity-based plan, program, or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, phantom stock, or restricted stock plan) or (e) other retirement, severance, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by the Company or any ERISA Affiliate for the benefit of any present or former officers, employees, agents, directors, consultants, or independent contractors of the Company or an ERISA Affiliate.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Exclusivity Period” has the meaning set forth in Section 4.4.

“Exempted Losses” means Indemnifiable Losses for which Buyer Indemnitees are entitled to indemnification from any Seller Party as contemplated by this Agreement due to (a) any breach of, or inaccuracy in, any Fundamental Representations; and (b) breaches of a Seller Party’s covenants contained in Article 4 or 5 of this Agreement or the Ancillary Agreements.

“Existing Debt” has the meaning set forth in Section 1.2

“Existing Facility” has the meaning set forth in the Recitals.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

Stock Purchase Agreement – page 41

“Financial Statements” has the meaning set forth in Section 3.7(a).

“Fraud” means an actual and intentional misrepresentation of fact with respect to the making of the representations and warranties pursuant to Article 2 or Article 3 of this Agreement where Buyer relies thereon to its detriment.

“FRF” has the meaning set forth in Section 3.7(a).

“Fundamental Representations” means, collectively, the representations and warranties contained in Sections 2.1(a) (Authorization of Transaction), 2.1(c) (Brokers’ Fees), 2.1(d) (Company Shares), 3.1 (Organization, Qualification, and Power), 3.2 (Authorization), 3.3 (Capitalization), 3.5 (Brokers’ Fees), and 3.10 (Tax Matters).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Governmental Authority” means any foreign or domestic federal, state, or local government or quasi-governmental authority or any department, agency, subdivision, court, or other tribunal of any of the foregoing.

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Laws or Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any such Laws or Orders.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation, and structural elements), included in the Owned Real Property and Leased Real Property.

“Indemnifiable Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, damages, diminutions in value, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses) related to the enforcement of the provisions of this Agreement, in each case, whether in connection with Third Party Claims or claims among the parties hereto.

“Indemnified Party” has the meaning set forth in Section 9.6(a).

“Indemnifying Party” has the meaning set forth in Section 9.6(a).

Stock Purchase Agreement – page 42

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” means any Contract pursuant to which the Company uses Intellectual Property which is not owned by the Company or pursuant to which the Company grants any other Person the right to use any Intellectual Property owned by the Company.

“Knowledge” means (a) in the case of an individual, the actual knowledge of such individual, or the knowledge that such individual would have after reasonable or due inquiry, and (b) in the case of the Company, the actual knowledge of Lambert VanderMade and David Reiser, and the knowledge that such Persons would have after reasonable or due inquiry.

“Law” means any foreign or domestic federal, state, or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution, or treaty of any Governmental Authority, including common law.

“Laws and Ordinances” has the meaning set forth in Section 3.11(b)(iii)

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Leases” means all written or oral leases, subleases, licenses, concessions, and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, or zoning restriction.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, development, or effect that, individually or in the aggregate, will or would reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, operating results, value, employee, customer or supplier relations, or financial condition of the Company or (b) the ability of the Company or the Shareholders to consummate timely the transactions contemplated by this Agreement; provided, however, a determination of whether there has been or could reasonably be expected to be a “Material Adverse Effect” or “Material Adverse Change” shall not include any such effect resulting from (i) this Agreement or the transactions contemplated herein; (ii) changes or conditions generally affecting the industry in which the Business operates; or (iii) changes in financial or equity markets, or economic, regulatory, or political conditions generally; provided, further, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iii) shall be taken into account in determining whether a “Material Adverse Effect” or “Material Adverse Change” has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a materially disproportionate effect on the Company or the Business compared to other participants in the industries in which the Company or the Business operates.

Stock Purchase Agreement – page 43

“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.13(a) of the Disclosure Schedule, the Leases, the Intellectual Property Licenses, and the Company Insurance Agreements.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3.7(a).

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.7(a).

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.7(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“New Facility” has the meaning set forth in the Recitals.

“Off-Balance Sheet Financing” means (a) any liability of the Company under any sale and leaseback transactions which does not create a liability on the consolidated balance sheet of the Company and (b) any liability of the Company under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement, or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Owned Real Property” has the meaning set forth in Section 3.11.

“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.

“Permitted Lien” means any (a) liens for Taxes not yet due or payable or for Taxes that the Company is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Most Recent Balance Sheet, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Authority, and (e) potential lien rights held by suppliers of labor or materials to the New Facility, all of which do not materially interfere with the conduct of the business of the Company.

Stock Purchase Agreement – page 44

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority, or other entity.

“Personal Information” refers to data that, separately or when combined with other data, can be used to identify a natural person, including name, address, email address, photograph, IP address, unique device identifier, personal data as defined by the E.U. General Data Protection Regulation, and Sensitive Personal Information.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Privacy Laws” means all Laws and industry self-regulatory programs concerning the Processing of Personal Information, including HIPAA, U.S. state consumer protection Laws, U.S. state breach notification Laws, the Federal Trade Commission Act, the federal Privacy Act of 1974, the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography And Marketing (CAN-SPAM) Act, the Fair Credit Reporting Act and its state law equivalents, the California Consumer Privacy Act, the Payment Card Industry Data Security Standard, the E.U. General Data Protection Regulation, and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising.

“Privacy Policies and Procedures” has the meaning set forth in Section 3.20(a).

“Proceeding” means any action, audit, lawsuit, litigation, investigation, or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Authority or arbitrator.

“Processing” means the creation, receipt, maintenance, transmission, collection, use, disclosure, processing, analysis, retention, storage, protection, transfer, cross-border transfer, and/or disposal of the applicable data or information.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Pro Rata Percentage” means the proportionate ownership of each Shareholder based on Company Shares shown as owned in Exhibit 1.1.

“Purchase Price” has the meaning set forth in Section 1.2.

“Qualified Benefit Plan” means any Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code.

“Receivables” has the meaning set forth in Section 3.7(c).

Stock Purchase Agreement – page 45

“Released Claims” has the meaning set forth in Section 5.10.

“Released Parties” has the meaning set forth in Section 5.10.

“Releasors” has the meaning set forth in Section 5.10.

“Representative” has the meaning set forth in the preamble.

“Representative Losses” has the meaning set forth in Section 12.19.

“Restricted Period” means with respect to the Shareholders, a period of 5 years following the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations.

“Seller Indemnitee” has the meaning set forth in Section 9.2.

“Seller Parties” means, collectively, the Representative and the Shareholders.

“Seller Returns” has the meaning set forth in Section 10.2(a).

“Sellers’ Wrongful Actions” has the meaning set forth in Section 8.2.

“Shareholder Loans” has the meaning set forth in Section 1.3(a).

“Shareholders” means those Persons listed on Exhibit 1.1 as the holders of the common stock of the Company as of the Closing Date.

“Single Employer Plan” has the meaning set forth in Section 3.17(d).

“Straddle Period” means a taxable period beginning on or before but ending after the Closing Date.

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

Stock Purchase Agreement – page 46

“Systems” has the meaning set forth in Section 3.24.

“Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Claim” has the meaning set forth in Section 10.3.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third Party Claim” has the meaning set forth in Section 9.6(a).

“Transaction Expenses” means any and all legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by a party in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers).

“Union” has the meaning set forth in Section 3.16(c).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local, and foreign laws related to plant closings, relocations, mass layoffs, and employment losses.

Article 12

MISCELLANEOUS

12.1 Press Releases and Public Announcements. No Seller Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer.

12.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

12.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Stock Purchase Agreement – page 47

12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Representative; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Company, or any of their respective Subsidiaries or Affiliates, or (c) assign its rights under this Agreement to any Person that acquires the Company or any of its assets.

12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original copy of this Agreement.

12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller Parties:	Arps Dairy, Inc. 136 Fox Run Dr. Defiance, OH 43512 Attention: David Reiser Email: dreiser@penrod.cpa

Copy to:	Clemens, Korhn, Liming & Warncke, Ltd. 419 Fifth Street, Suite 2000 Block Six Business Center Defiance, OH 43512 Attention: Marc Warncke Email: mwarncke@clemenslawoffice.com

If to Buyer:	Barfresh Food Group Inc. 3600 Wilshire Boulevard, Suite 1720 Los Angeles, California 90010 Attention: Riccardo Delle Coste Email: riccardo@barfresh.com

Copy to:	Doida Crow Legal LLC 7979 E. Tufts Ave., Ste. 1750 Denver, Colorado 80237 Attention: Fay Matsukage Email: fay@doidacrow.com

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Stock Purchase Agreement – page 48

12.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Representative. No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.9 Injunctive Relief. The Seller Parties hereby agree that, in the event of breach of this Agreement, damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the character, periods and geographical area and the scope of the restrictions on the Shareholders’ activities in Sections 5.6 and 5.7 are fair and reasonably required for the protection of Buyer and its Affiliates. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer shall be entitled to an injunction, specific performance, or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach (including a breach of Sections 5.6 and 5.7), and enforcing specifically the terms and provisions. The Seller Parties hereby waive any and all defenses he, she or it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.11 Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that, the cost of auditing the Company’s historical Financial Statements shall be paid by Buyer and all other Transaction Expenses incurred by the Company in connection with this Agreement shall be paid by the Shareholders.

12.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

12.13 Incorporation of Exhibits and Disclosure Schedule. The Exhibits, Disclosure Schedule and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Stock Purchase Agreement – page 49

12.14 Confidentiality. Each Seller Party shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement and the other Ancillary Agreements, including the Purchase Price and each of its components; provided, however, that any Seller Party may disclose such information to its legal counsel, accountants, financial planners and/or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto.

12.15 Schedules. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

12.16 Governing Law; Dispute Resolution.

(a) This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Except as provided in Section 12.9, the parties shall first attempt to resolve any Proceeding or claim arising out of or relating to this Agreement, or the breach thereof, by final and binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and Mediation Procedures taking place in the State of Ohio. The parties undertake to procure that all arbitration proceedings conducted in accordance with this Agreement shall be kept strictly confidential. This undertaking shall cover, inter alia, that arbitration proceedings have been initiated, all information disclosed during the course of such proceedings, as well as any decision or award made or declared by the arbitral tribunal. Such information may not be disclosed to a third party without the prior written consent of the party to which the information relates or that has an interest in keeping the information confidential. Regardless of the above, a party shall not be prevented from disclosing information in order to safeguard such party’s rights with respect to the Proceedings (including, for the sake of clarity, a disclosure as a consequence of a following challenge), or to disclose such information as such party is under an obligation to disclose pursuant to Law or stock exchange regulations.

12.17 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Stock Purchase Agreement – page 50

12.18 Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF WESTERN DIVISION OF THE NORTHERN DISTRICT OF OHIO OR THE APPROPRIATE STATE COURT IN DEFIANCE COUNTY, OHIO (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 12.7 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

12.19 Shareholder Representative.

(a) The Representative is hereby authorized to serve as the exclusive representative of each of the Shareholders with respect to the matters set forth in this Agreement to be performed by the Shareholders.

(b) Each Shareholder, by execution of this Agreement, hereby irrevocably appoints the Representative as the exclusive agent, proxy, and attorney in fact for such Shareholder for all purposes of this Agreement and the contemplated transactions (i) to consummate the contemplated transactions herein and therein, (ii) to collect and pay such Shareholder’s expenses incurred in connection with the negotiation and performance of this Agreement, the contemplated transactions (whether incurred prior to, on or after the date hereof or the Closing Date), (iii) to deduct and/or hold back any funds that may be payable to any Shareholders pursuant to the terms of this Agreement in order to pay any amount that may be payable by any Shareholders hereunder or thereunder, (iv) to resolve or settle any claim made by a Buyer Indemnitee, and, if necessary, amend this Agreement in order to give effect to any such resolution or settlement, (v) to endorse and deliver any certificates or instruments and execute such further instruments of assignment as Buyer shall reasonably request, (vi) to take all other actions to be taken by or on behalf of such Shareholder in connection herewith, (vii) to retain funds for reasonably anticipated expenses and Liabilities, and (viii) to do each and every act and exercise any and all rights that the Shareholders collectively are permitted or required to do or exercise under this Agreement. This appointment and power of attorney shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of Law, whether by the incompetence or incapacity or bankruptcy of any Shareholder or the occurrence of any other event or events and the Shareholders may not terminate this power of attorney with respect to any of the Shareholders or any of the Shareholders’ respective successors, assigns, beneficiaries, or heirs without the prior written consent of Buyer.

Stock Purchase Agreement – page 51

(c) Neither the Representative nor any agent employed by the Representative shall incur any liability to any Shareholders by virtue of the failure or refusal of the Representative relating to the performance of its duties hereunder while acting in good faith or any of its omissions or actions with respect thereto; it being understood that such exculpation applies only to actions or omissions in the Representative’s capacity as the Representative pursuant to this Section 12.19 and that such exculpation shall not apply to, or limit the liability of, the Representative’s principal in his capacity as an indirect Shareholder hereunder. The Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Shareholder. The Representative shall not be liable to the Shareholders, and any act taken or omitted to be taken pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders will indemnify and hold harmless the Representative from and against any and all Losses, Liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment and all amounts paid by the Representative to Buyer on behalf of the Company) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and the Ancillary Agreements to which the Representative is a party, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Shareholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. In no event will the Representative be required to advance its own funds on behalf of the Shareholders or otherwise. The Shareholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Representative or the termination of this Agreement (and, for the avoidance of doubt, the restrictions and survival periods set forth in Article 9 are not intended to be applicable to the indemnities contained in this Section 12.19(c)).

(d) Each Shareholder hereby agrees that: (i) Buyer shall be entitled to deal exclusively with the Representative on all matters relating to this Agreement and to rely exclusively on any and all communications given or other actions taken by the Representative under this Agreement without any obligation to inquire of any Shareholder; (ii) notice to the Representative shall be deemed to be notice to the Shareholders (as applicable) for purposes of this Agreement and payment to the Representative shall be deemed to be payment to the Shareholders for purposes of this Agreement, and once Buyer has made payment to the Representative, Buyer shall have no further obligation with respect to such payment and the Shareholders shall look solely to the Representative for such payment; (iii) the power and authority of the Representative, as described in this Agreement, shall continue in force until all rights and obligations of the Shareholders under this Agreement shall have terminated, expired or been fully performed; and (iv) each Shareholder shall be liable for the actions or omissions of the Representative in its capacity as Representative.

(e) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all of its reasonable expenses incurred as the Representative which shall be borne by the Shareholders pro rata according to each Shareholder’s Pro Rata Share. Upon the death, termination or resignation of the Representative (or any successor), the Shareholders shall appoint a successor agreed to by a majority in interest of the Shareholders determined in accordance with their respective Pro Rata Share. The Shareholders shall promptly notify Buyer in writing of any such appointment of a successor. The Representative may also be replaced by a successor appointed by the Shareholders as agreed to by a majority in interest of the Shareholders determined in accordance with their respective Pro Rata Share upon not less than 10 days’ prior written notice to Buyer.

Stock Purchase Agreement – page 52

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

BARFRESH FOOD GROUP INC.

By:	/s/ Riccardo Delle Coste
Name:	Riccardo Delle Coste
Title:	CEO

COMPANY:

ARPS DAIRY, INC.

By:	/s/ Lambertus VanderMade
Name:	Lambertus VanderMade
Title:	CEO

SELLER PARTIES:

/s/ Lambertus VanderMade
Lambertus VanderMade

/s/ Tina VanderMade
Tina VanderMade

/s/ David Reiser
David Reiser

/s/ Brant Darnell
Brant Darnell

Signature Page to Stock Purchase Agreement

EXHIBIT 1.1

Shareholders

Shareholder	Company Shares Owned	Pro Rata Percentage
Lambert VanderMade	175	30.17%
Tina VanderMade	115	19.83%
David Reiser	165	28.45%
Brant Darnell	125	21.55%

EXHIBIT 1.2

Existing Debt

Creditor	Description	Amount Owed as of June 30, 2025
WesBanco Bank, Inc. (fka Premier Bank)	Line of credit (loan 53830)	$553,775.98
WesBanco Bank, Inc. (fka Premier Bank)	Construction loan (loan 53884)	$2,216,291.44
WesBanco Bank, Inc. (fka Premier Bank)	Equipment loan (loan 53834)	$559,060.13
Dennis A. Roehrig, II		$134,489.14

EXHIBIT 1.3(a)

Shareholder Loans

Creditor/Shareholder	Amount Owed as of June 30, 2025
Lambert VanderMade	$200,000
David Reiser	$100,000
Brant Darnell	$100,000